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                                                                      Exhibit 99


             TEAM AMERICA CORPORATION ACKNOWLEDGES NEW BUY-OUT OFFER


WORTHINGTON, Ohio, Sept. 27 /PRNewswire/ -- TEAM America Corporation (Nasdaq:
TMAM) announced today that the Special Committee to the Board of Directors has received an offer to purchase all of its outstanding shares of common stock at a price of $7.75 per share in cash from Global Employment Solutions, Inc., controlled by KRG Capital Partners LLC, a private equity investment firm located in Denver, Colorado, in combination with Fasturn, Inc. a Nevada corporation wholly owned by S. Cash Nickerson. This offer also supercedes the prior offer made on August 27, 1999 by Mr. Nickerson, which expired on September 17, 1999.

The Special Committee will review the offer and determine whether the offer is in the best interests of its shareholders in light of the Company's business opportunities, prospects, and financial performance.

The Special Committee is being advised by the investment banking firm of Raymond James and Associates on this matter and in the evaluation of strategic alternatives for TEAM America. The law firm of Porter, Wright, Morris & Arthur LLP is also advising the Committee on this matter.

TEAM America Corporation is a professional employer organization ("PEO"). Through its "Partnering in Employment" arrangement with its clients, TEAM America provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. As a result, TEAM America relieves clients from these administrative responsibilities and liabilities so they can focus on their core business strategies.

TEAM America has offices in Columbus, Cleveland, Dayton, Dover and Cincinnati, Ohio; Orlando, Florida; San Francisco, Silicon Valley and San Diego, California; Troy, Michigan; Twin Falls, Idaho; Salt Lake City, Utah; Stevensville, Montana; Redmond, Oregon; Corinth, Mississippi and Selmer, Tennessee.

TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, OH 43085. Phone: 614-848-3995; FAX: 614-848-7639; Toll Free:
800-962-2758. World Wide Web Address: http://www.teamamerica.com ; E-Mail: info@teamamerica.com



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